Exhibit 3.1(b)

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SINGULEX, INC.

It is hereby certified that:

I.              The present name of the Corporation (hereinafter called the “Corporation”) is Singulex, Inc.  The name under which the Corporation was originally incorporated was Bioprofile Corporation and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was August 29, 2002. The date of filing the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 8, 2006.  The date of filing the Second Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was June 5, 2007.  The date of filing of the Third Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was December 19, 2008.  The date of filing of a Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 6, 2011.  The date of filing of the Fourth Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was February 17, 2012.

II.            The Fourth Amended and Restated Certificate of Incorporation, as amended, is hereby amended in its entirety as set forth in the Fifth Amended and Restated Certificate of Incorporation hereinafter provided for.

III.           The provisions of the Fourth Amended and Restated Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Fifth Amended and Restated Certificate of Incorporation of Singulex, Inc. without any further amendments other than the amendments herein certified and without any discrepancy between the provisions of the Fourth Amended and Restated Certificate of Incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

IV.           The amendment and restatement of the Fourth Amended and Restated Certificate of Incorporation, as amended, herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

V.            The Certificate of Incorporation, as amended and restated herein, shall at the effective time of this Fifth Amended and Restated Certificate of Incorporation, read as follows:

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SINGULEX, INC.

ARTICLE I
Name

The name of the corporation is Singulex, Inc. (herein, the “Corporation”).

ARTICLE II
Registered Office

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III
Powers

The purposes for which the Corporation is organized are: (a) to engage in research and development, and/or generate revenue through the manufacture and sale and licensing of biomedical technology, including that related to the development and manufacture of proprietary diagnostic tests related to infectious disease and cancer; (b) to engage in any other lawful business, act, or activity for which corporations may be organized; and (c) to engage in all actions necessary, convenient or incidental to the foregoing.

ARTICLE IV
Capital Stock

The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 154,179,775, of which 93,408,572 are to be shares of common stock, $0.001 par value per share, and of which 60,771,203 are to be shares of preferred stock, $0.001 par value per share.  The shares may be issued by the Corporation from time to time as approved by the board of directors of the Corporation without the approval of stockholders except as otherwise provided in this Article.  The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share.

A description of the different classes and series (if any) of the Corporation’s capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

1.             Common Stock.

Effective upon the Filing Date, each 6.0647352 shares of Common Stock, $0.001 par value per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, $0.001 par value per share, of the Corporation. All shares of Common Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (after giving effect to the foregoing reverse stock split) as determined by the board of directors of the Corporation.

Except as expressly provided in this Certificate of Incorporation or in a resolution designating a series of preferred stock pursuant to part 4 of this Article, the holders of the common stock shall exclusively possess all voting power.  Each holder of shares of common stock shall be entitled to one vote for each share held by such holder.

Subject to compliance with applicable protective and conversion rights that have been granted to outstanding series of Preferred Stock (as defined below) in this Certificate of Incorporation, the number of authorized shares of Common Stock (as defined below) may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the board of directors of the Corporation.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any such event the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

2.             Preferred Stock.  Each share of each series of Preferred Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series.

3.             Designation of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

127,309 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” 363,503 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” 5,260,242 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock,” 14,749,678 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock,” 21,919,705 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock” and 18,350,766 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series F Preferred Stock” (and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock, the “Preferred Stock”) with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

Effective upon the Filing Date:

Each 6.0647352 shares of Series A Preferred Stock, $0.001 par value per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series A Preferred Stock, $0.001 par value per share, of the Corporation. All shares of Series A Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series A Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the board of directors of the Corporation.

Each 6.0647352 shares of Series B Preferred Stock, $0.001 par value per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series B Preferred Stock, $0.001 par value per share, of the Corporation. All shares of Series B Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series B Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the board of directors of the Corporation.

Each 6.0647352 shares of Series C Preferred Stock, $0.001 par value per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series C Preferred Stock, $0.001 par value per share, of the Corporation. All shares of Series C Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series C Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the board of directors of the Corporation.

Each 6.0647352 shares of Series D Preferred Stock, $0.001 par value per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series D Preferred Stock, $0.001 par value per share, of the Corporation. All shares of Series D Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series D Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the board of directors of the Corporation.

Each 6.0647352 shares of Series E Preferred Stock, $0.001 par value per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series E Preferred Stock, $0.001 par value per share, of the Corporation. All shares of Series E Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series E Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the board of directors of the Corporation.

Each 6.0647352 shares of Series F Preferred Stock, $0.001 par value per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series F Preferred Stock, $0.001 par value per share, of the Corporation. All shares of Series F Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series F Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the board of directors of the Corporation.

a.             Dividends.

i.              General Obligation.  Effective as of the Filing Date, the holders of the Series F Preferred Stock shall be entitled to receive dividends at the rate of 8% per annum of the Original Issue Price (as defined below) of the Series F Preferred Stock out of any assets at the time legally available therefor, when, as and if declared by the Corporation’s board of directors, prior and in preference to the holders of shares of Junior Securities; the holders of the Series E Preferred Stock shall be entitled to receive dividends at the rate of 8% per annum of the Original Issue Price of the Series E Preferred Stock out of any assets at the time legally available therefor, when, as and if declared by the Corporation’s board of directors, prior and in preference to the holders of shares of Junior Securities;  the holders of the Series D Preferred Stock shall be entitled to receive dividends at the rate of 8% per annum of the Original Issue Price of the Series D Preferred Stock out of any assets at the time legally available therefor, when, as and if declared by the Corporation’s board of directors, prior and in preference to the holders of shares of Junior Securities; the holders of the Series C Preferred Stock shall be entitled to receive dividends at the rate of 8% per annum of the Original Issue Price of the Series C Preferred Stock out of any assets at the time legally available therefor, when, as and if declared by the Corporation’s board of directors, prior and in preference to the holders of shares of Junior Securities;  the holders of the Series B Preferred Stock shall be entitled to receive dividends at the rate of 8% per annum of the Original Issue Price of the Series B Preferred Stock out of any assets at the time legally available therefor, when, as and if declared by the Corporation’s board of directors, prior and in preference to the holders of shares of Junior Securities;  and the holders of the Series A Preferred Stock shall be entitled to receive dividends at the rate of 8% per annum of the Original Issue Price of the Series A Preferred Stock out of any assets at the time legally available therefor, when, as and if declared by the Corporation’s board of directors, prior and in preference to the holders of shares of Junior Securities.

ii.             Participating Dividends.  In addition, if a dividend is declared on any other class or series of capital stock of the Corporation, the Preferred Stock shall simultaneously receive a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, other than the dividend described in Article IV3a.i above, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (B) multiplying such fraction by an amount equal to the Original Issue Price (as defined below); provided, however, that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Article IV3a.ii shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.

iii.            Dividend Preferences.  The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless and until (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the dividends described in Article IV3a.i and Article IV3a.ii above have been paid on each outstanding share of Preferred Stock.  The Corporation’s board of directors is under no obligation to declare dividends, no rights shall accrue to the holders of Preferred Stock if dividends are not declared, and any dividends declared shall be noncumulative.

iv.            Distribution of Partial Dividend Payments.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends with respect to any class or series of Preferred Stock, such payment shall be distributed pro rata among the holders of each class or series thereof based upon the aggregate declared but unpaid dividends on the shares of such class or series held by each such holder.

b.             Liquidation.

i.              Preference.  In the event of any liquidation (including a deemed liquidation pursuant to Article IV3.b.ii(a) below), dissolution or winding up of the Corporation, either voluntary or involuntary, the assets of the Corporation available for distribution to stockholders shall be distributed as follows:

(a)           Each holder of Series F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any Junior Securities, an amount in cash or securities equal to the Liquidation Value (as defined below) for each share of Series F Preferred Stock held by such holder.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of Series F Preferred Stock at the time outstanding, in proportion to the full preferential amount each such holder is otherwise entitled to receive with respect thereto.

(b)           After payment of the full liquidation preference of the Series F Preferred Stock as set forth in Article IV 3b.i(a) above, if assets of the Corporation remain available for distribution to stockholders, each holder of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any Junior Securities, an amount in cash or securities equal to the Liquidation Value (as defined below) for each share of Series E Preferred Stock held by such holder.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Corporation legally available for distribution (after payment of the full liquidation preference of the Series F Preferred Stock as set forth set forth in Article IV 3b.i(a) above) shall be distributed among the holders of Series E Preferred Stock at the time outstanding, in proportion to the full preferential amount each such holder is otherwise entitled to receive with respect thereto.

(c)           After payment of the full liquidation preference of the Series F Preferred Stock and the Series E Preferred Stock as set forth in Article IV 3b.i(a)-(b) above, if assets of the Corporation remain available for distribution to stockholders, each holder of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any Junior Securities, an amount in cash or securities equal to the Liquidation Value (as defined below) for each share of Series D Preferred Stock held by such holder.   If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Corporation legally available for distribution (after payment of the full liquidation preference of the Series F Preferred Stock and the Series E Preferred Stock as set forth in Article IV 3b.i(a)-(b) above) shall be distributed among the holders of Series D Preferred Stock at the time outstanding, in proportion to the full preferential amount each such holder is otherwise entitled to receive with respect thereto.

(d)           After payment of the full liquidation preference of the Series F Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock as set forth in Article IV 3b.i(a)-(c) above, if assets of the Corporation remain available for distribution to stockholders, each holder of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any Junior Securities, an amount in cash or securities equal to the Liquidation Value (as defined below) for each share of Series C Preferred Stock held by such holder.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Corporation legally available for distribution (after payment of the full liquidation preference of the Series F Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock as set forth in Article IV 3b.i(a)-(c) above) shall be distributed among the holders of Series C Preferred Stock at the time outstanding, in proportion to the full preferential amount each such holder is otherwise entitled to receive with respect thereto.

(e)           After payment of the full liquidation preference of the Series F Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock and the Series C Preferred Stock as set forth in Article IV 3b.i(a)-(d) above, if assets of the Corporation remain available for distribution to stockholders, each holder of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any Junior Securities, an amount in cash or securities equal to the Liquidation Value (as defined below) for each share of Series B Preferred Stock held by such holder.   If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Corporation legally available for distribution (after payment of the full liquidation preference of the Series F Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock and the Series C Preferred Stock as set forth in Article IV 3b.i(a)-(d) above) shall be distributed among the holders of Series B Preferred Stock at the time outstanding, in proportion to the full preferential amount each such holder is otherwise entitled to receive with respect thereto.

(f)            After payment of the full liquidation preference of the Series F Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock and the Series B Preferred Stock as set forth in Article IV 3b.i(a)-(e) above, if assets of the Corporation remain available for distribution to stockholders, each holder of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any Junior Securities, an amount in cash or securities equal to the Liquidation Value (as defined below) for each share of Series A Preferred Stock held by such holder.   If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Corporation legally available for distribution (after payment of the full liquidation preference of the Series F Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock and the Series B Preferred Stock as set forth in Article IV 3b.i(a)-(e) above) shall be distributed among the holders of Series A Preferred Stock at the time outstanding, in proportion to the full preferential amount each such holder is otherwise entitled to receive with respect thereto.

(g)           After payment of the full liquidation preference of the Preferred Stock as set forth in Article IV 3b.i (a)-(f) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock, Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock pro rata based on the number of shares of Common Stock held by each holder (treating the Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock as if it were converted into Common Stock for purposes of this calculation); provided, however, that (i) holders of Series F Preferred Stock shall not be entitled to further participate in any distribution of remaining assets of the Corporation pursuant to this Article IV 3b.i(g) following receipt by such holders of Series F Preferred Stock of aggregate distributions pursuant to Article IV 3b.i(a) and this Article IV 3b.i(g) equal to two and one-half times the aggregate Liquidation Value of all shares of Series F Preferred Stock held by such holders, (ii) holders of Series E Preferred Stock shall not be entitled to further participate in any distribution of remaining assets of the Corporation pursuant this Article IV 3b.i(g) following receipt by such holders of Series E Preferred Stock of aggregate distributions pursuant to Article IV 3b.i(b) and this Article IV 3b.i(g) equal to two and one-half times the aggregate Liquidation Value of all shares of Series E Preferred Stock held by such holders and (iii) holders of Series D Preferred Stock shall not be entitled to further participate in any distribution of remaining assets of the Corporation pursuant to this Article IV 3b.i(g)  following receipt by such holders of Series D Preferred Stock of aggregate distributions pursuant to Article IV 3b.i(c) and this Article IV 3b.i(g) equal to two and one-half times the aggregate Liquidation Value of all shares of Series D Preferred Stock held by such holders.

ii.             Certain Acquisitions.

(a)           Deemed Liquidation.  Each of the following shall be, for purposes of this Article IV3.b, a liquidation, dissolution or winding up of the Corporation, unless otherwise agreed in writing by the Approving Holders:

(1)           any sale, exclusive license or transfer of all or substantially all of the assets of the Corporation (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation’s board of directors) in any transaction or series of transactions (other than sales in the ordinary course of business);

(2)           any sale, transfer or issuance or series of sales, transfers and/or issuances of capital stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934, but not including a group created solely by virtue of the Fourth Amended and Restated Investors Rights Agreement dated as of the Series F Purchase Date, or any amendment, restatement, or replacement thereof (the “Investors Rights

Agreement”)) owning more than 50% of the voting power of the Corporation at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances or owning capital stock of the Corporation possessing the voting power and rights to elect a majority of the Corporation’s board of directors; and

(3)           any merger, consolidation or reorganization to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of the Preferred Stock are not changed and the Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, no Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934, but not including a group created solely by virtue of the Investors Rights Agreement, or any amendment, restatement, or replacement thereof) owns more than 50% of the voting power of the Corporation or possesses the voting power and rights to elect a majority of the Corporation’s board of directors.

(b)           Valuation of Consideration.  In the event of a deemed liquidation as described in Article IV3.b.ii(a) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

(1)           Securities not subject to investment letter or other similar restrictions on free marketability:

i)              If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

ii)             If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

iii)            If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation’s board of directors and the holders of at least a majority of the then outstanding shares of Preferred Stock tendered in such a deemed liquidation.  If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Preferred Stock tendered in such deemed liquidation.  The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.  In case any option is issued in connection with the issuance or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such option by the parties thereto, the option shall be deemed to have been issued for a consideration of $.01.

(2)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Article IV3.b.ii(b)(1) to reflect the approximate fair market value thereof, as mutually determined by the Corporation’s board of directors and the holders of at least a majority of the then outstanding shares of Preferred Stock tendered in such deemed liquidation.

(c)           Notice of Transaction.  The Corporation shall give each holder of record of Preferred Stock written notice of any transaction contemplated by Article IV3.b.ii(a) not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Article IV3.b, and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived upon the vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock tendered in such deemed liquidation.

(d)           Effect of Noncompliance.  In the event the requirements of Article IV3.b.ii(b) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Article IV3.b.ii(b) hereof.

c.             Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Preferred Stock Conversion Rights”):

i.              Right to Convert.  Subject to Article IV3.c.iii, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, by providing notice to the Corporation as provided in Article IV3.c.iii or any transfer agent for such stock, into, in the case of Series A Preferred Stock and Series B Preferred Stock, such number of fully paid and nonassessable shares of Conversion Stock as is determined by multiplying each such share by $60.6474 and dividing the result by the applicable Conversion Price, determined as hereafter provided, then in effect or, in the case of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, such number of fully paid and nonassessable shares of Conversion Stock as is determined by dividing the Original Issue Price of such share by the Conversion Price applicable to such share in effect on the date the certificate is surrendered for conversion.

ii.             Automatic Conversion.  Except as provided below in Article IV3.c.iii, each share of Preferred Stock shall be converted automatically (a) immediately prior to the closing of a Qualified Public Offering or (b) at the time and date, or upon the occurrence of an event, specified by vote or written consent of the Approving Holders into, in the case of Series A Preferred Stock and Series B Preferred Stock, such number of fully paid and nonassessable shares of Conversion Stock as is determined by dividing $60.6474 by the applicable Conversion Price then in effect on the date of such automatic conversion or, in the case of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, such number of fully paid and nonassessable shares of Conversion Stock as is determined by dividing the Original Issue Price of such share by the applicable Conversion Price then in effect on the date of such automatic conversion.

iii.            Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to convert the same into shares of Conversion Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Conversion Stock are to be issued.  The Corporation shall, as soon as practicable but in no event later than ten (10) business days thereafter, issue and deliver to such holder of Preferred Stock, or to the nominee or nominees of such holder, (i) a certificate or certificates representing the sum of the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; (ii) a certificate representing any shares of Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted; and (iii) payment in cash of an amount equal to all declared dividends with respect to each share converted which have not been paid prior thereto (payable at the Corporation’s discretion with additional Common Stock).  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Preferred Stock to be converted, and the person or persons entitled to receive the shares of Conversion Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act or any other transaction affecting the Corporation, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such other transaction, in which event the person(s) entitled to receive Conversion Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities or other transaction.

The issuance of certificates for shares of Conversion Stock upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock.

The Corporation shall not close its books against the transfer of Preferred Stock or of Conversion Stock issued or issuable upon conversion of Preferred Stock in any manner which interferes with the timely conversion of Preferred Stock.  The Corporation shall assist and cooperate with any holder of shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

iv.            Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(a)           Issuance of Additional Stock below Conversion Price.  If the Corporation shall issue, after the Filing Date, any Additional Stock without consideration or for a consideration per share less than the applicable Conversion Price in effect for any series of Preferred Stock immediately prior to the issuance of such Additional Stock (including Additional Stock deemed to be issued pursuant to Article IV3.c.iv(c)), the Conversion Price in effect for such series immediately prior to each such issuance shall automatically be adjusted to equal a price determined in accordance with the following formula, unless otherwise provided in this Article IV3.c.iv(a):

CP2 = CP1*  (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Stock;

“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Stock;

“A” shall mean the number of shares of Common Stock outstanding without duplication immediately prior to such issue of Additional Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of options and warrants outstanding immediately prior to such issue, all shares of Common Stock reserved for issuance under any stock incentive plan approved by the Corporation’s board of directors, and all shares of Common Stock issuable upon conversion or exchange of convertible securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding options and warrants therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1);

“C” shall mean the number of shares of such Additional Stock issued in such transaction; and

“Additional Stock” shall mean all shares of Common Stock issued (or, pursuant to Article IV3.c.iv(d) below, deemed to be issued) by the Corporation after the Filing Date, other than shares of Common Stock issued as follows and shares of Common Stock deemed issued pursuant to the following (notwithstanding any other provision of this Certificate of Incorporation) (collectively, “Exempted Securities”):

(i)            upon conversion, exercise or exchange of any options, warrants or convertible securities outstanding as of the Series F Purchase Date, but only to the extent specifically disclosed in or pursuant to the Series F Purchase Agreement;

(ii)           to officers, employees, directors or consultants of the Corporation and its Subsidiaries, if any,

pursuant to stock option plans and stock ownership plans approved by the Corporation’s board of directors;

(iii)          upon the occurrence of a stock split, stock dividend or any subdivision of the Common Stock for which adjustments are otherwise made pursuant to Article IV3.c.v;

(iv)          to banks or other lenders or in conjunction with debt financing, equipment leasing or real property leasing transactions approved by the Corporation’s board of directors, including the Series C Director, Series D Director and Series E Director, as such terms are defined in the Investors Rights Agreement;

(v)           in connection with any acquisition or merger transaction approved by the Corporation’s board of directors, including the Series C Director, Series D Director and Series E Director, as such terms are defined in the Investors Rights Agreement;

(vi)          in connection with strategic alliances, joint ventures, manufacturing, marketing or distribution arrangements or technology transfer or development arrangements, in each case approved by the Corporation’s board of directors, including the Series C Director, Series D Director and Series E Director, as such terms are defined in the Investors Rights Agreement;

(vii)         with the prior approval of the Approving Holders to treat such Common Stock as Exempted Securities with respect to such series;

(viii)        the Series F Purchase Agreement; or

(ix)           as a result of any adjustment to any Conversion Price pursuant to Article IV3.c.iv.a.

(b)           No Fractional Adjustments. No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share; provided, however, that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(c)           Determination of Consideration.  In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the aggregate amount of cash received by the Corporation therefor (before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof).  In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt.  If any Additional Stock is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock.  The fair value of any consideration other than cash and securities (and, if applicable, the portions thereof attributable to any such stock or securities) shall be determined jointly by the Corporation and the holders of a majority of the outstanding Preferred Stock.  If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Preferred Stock.  The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.  In case any Additional Stock is issued in a transaction in which no specific consideration is received by the Corporation or allocated specifically to such Additional Stock, the option shall be deemed to have been issued for a consideration of $.01.

(d)           Deemed Issuances of Common Stock.  In the case of the issuance (whether before, on or after the Series F Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Article IV3.c.iv:

(1)           The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability including, but not limited to, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for consideration equal to the consideration (determined in the manner provided in Article IV3.c.iv(c)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)           The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for (assuming the satisfaction of any conditions to convertibility or exchangeability, including, but not limited to, the passage of time, but without taking into account potential antidilution adjustments) any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Article IV3.c.iv(c)).

(3)           In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights, upon conversion of or in exchange for such convertible or exchangeable securities or upon exercise of any options or rights related to such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities or upon exercise of any options or rights related to such convertible or exchangeable securities.

(4)           Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred

Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)           The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Article IV3.c.iv(d)(1) and Article IV3.c.iv(d)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article IV3.c.iv(d)(3) or Article IV3.c.iv(d)(4).

(e)           No Increase in Conversion Price.  Notwithstanding any other provisions of this Article IV3.c.iv, except to the limited extent provided for in Article IV3.c.iv(d)(3) and Article IV3.c.iv(d)(4), no adjustment of the Conversion Price pursuant to this Article IV3.c.iv shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

v.             Stock Splits and Dividends.  In the event the Corporation should at any time or from time to time after the Series F Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or securities exercisable or convertible into Common Stock without payment of any consideration by such holder for the additional shares of Common Stock or securities exercisable or convertible into Common Stock (including the additional shares of Common Stock issuable upon exercise or conversion thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Conversion Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those shares issuable with respect to such securities exercisable or convertible into Common Stock, with the number of shares issuable with respect to securities exercisable or convertible into Common Stock determined from time to time.

vi.            Reverse Stock Splits.  If the number of shares of Common Stock outstanding at any time after the Series F Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Conversion Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

vii.           Other Distributions.  In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV3.c.iv(a), then, in each such case for the purpose of this Article IV3.c.vii, the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Conversion Stock into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

viii.          Recapitalizations.   If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction which is deemed to be a liquidation of the Corporation under Article IV3.b or which is otherwise provided for in this Article IV3.c), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV3.c with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Article IV3.c (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

ix.            No Fractional Shares and Certificate as to Adjustments.  No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Conversion Stock to be issued shall be rounded down to the nearest whole share.  The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares Conversion Stock issuable upon such aggregate conversion.

Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Article IV3.c, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Preferred Stock at that time in effect, and (C) the number of shares of Conversion

Stock and the amount, if any, of other property that would be received upon the conversion of a share of such Preferred Stock at that time.

x.             Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

xi.            Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Conversion Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Preferred Stock; and if at any time the number of authorized but unissued shares of Conversion Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Conversion Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.  All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).  The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Preferred Stock.

xii.           Notices.  Any notice required by the provisions of this Article IV3.c to be given to the holders of shares of Preferred Stock shall be deemed given (i) if sent to a destination within the United States, three business days after being deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation, (ii) if sent to a destination outside the United States, seven business days after being deposited in the United States mail, mailing international priority postage prepaid, and addressed to each holder of record at its address appearing on the books of the

Corporation, (iii) upon the earlier of receipt or one business day after deposit with an overnight courier or (iv) when sent if by facsimile or electronic mail.

d.             Voting and Consent Rights.

i.              The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of  Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share and without giving effect to the conversion of any declared dividends that may be payable at the Corporation’s discretion with Common Stock), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The holders of each series of Preferred Stock shall vote together with the holders of the Common Stock except to the extent that the matter to be voted upon adversely affects the rights or privileges of any series of Preferred Stock, in which case the holders of such series of Preferred Stock shall vote separately as a class or as set forth in Article IV3.d.ii.

ii.             Consent Rights.  So long as any shares of the Series F Preferred Stock, Series E Preferred Stock or Series D Preferred Stock remain outstanding, the Corporation shall not without obtaining the prior written affirmative vote of the Approving Holders:

(a)           liquidate, dissolve or wind-up the business and affairs of the Corporation, including a deemed liquidation as described in Article IV3.b.ii(a), or consent to any of the foregoing;

(b)           effectuate a merger or consolidation of the Corporation with or into any other entity;

(c)           sell, lease, exclusively license or otherwise dispose of all or substantially all of the Corporation’s assets;

(d)           alter, change, amend or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

(e)           alter, change or amend any of the preferences, privileges or rights of any series of Preferred Stock, whether by merger, consolidation or otherwise;

(f)            purchase or redeem any equity securities of the Corporation other than repurchases at no greater than the original cost therefor of equity securities issued to former employees, officers, directors, consultants or other persons who performed services for the Corporation in connection with the cessation of such employment or service and pursuant to an agreement with such party permitting such a repurchase;

(g)           increase or decrease the authorized number of directors constituting the Corporation’s board of directors;

(h)           authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any Series F Preferred Stock or any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities) which are senior or pari passu to the Series F Preferred Stock, Series E Preferred Stock or Series D Preferred Stock with respect to voting, the payment of dividends, redemptions or distributions upon liquidation or otherwise;

(i)            declare or pay any cash dividend on any shares of capital stock;

(j)            grant any lien on any assets of the Corporation in connection with the incurrence of more than $1,000,000 of indebtedness;

(k)           incur more than $1,000,000 of indebtedness;

(l)            make any investments or acquisitions in an amount greater than $1,000,000;

(m)          make any capital expenditures not provided for in the annual budget approved by the Corporation’s board of directors exceeding a cumulative amount of $500,000; or

(n)           increase the number of shares of Common Stock available under any stock incentive plan.

iii.            Consent Rights of Series F Preferred.  Notwithstanding anything herein to the contrary, for so long as any shares of Series F Preferred Stock remain outstanding, the Corporation shall not, without the prior written consent of 70% of the Series F Preferred Stock then outstanding, voting together as a separate class, amend the Certificate of Incorporation, the Certificate of Designation or Bylaws of the Corporation, or file any resolution of the Corporation’s board of directors with the Delaware Secretary of State containing any provisions,  in any way that disproportionately and adversely changes the rights, privileges or preferences expressly afforded the Series F Preferred Stock in a manner different than the other series of Preferred Stock, or effect a merger, business combination or other corporate transaction or series of related transactions pursuant to which the rights, privileges or preferences of the Series F Preferred Stock will be disproportionately and adversely changed in a manner different than the other series of Preferred Stock or pursuant to which the Series F Preferred Stock will be exchanged for new securities with different rights, privileges or preferences such that the Series F Preferred Stock is disproportionately and adversely affected in a manner different than the other series of Preferred Stock.

iv.            Consent Rights of Series E Preferred.  Notwithstanding anything herein to the contrary, for so long as any shares of Series E Preferred Stock remain outstanding, the Corporation shall not, without the prior written consent of the holders of at least 70% of the Series E Preferred Stock then outstanding, voting together as a separate class, amend the Certificate of Incorporation, the Certificate of Designation or Bylaws of the Corporation, or file any resolution of the Corporation’s board of directors with the Delaware Secretary of State containing any provisions, in any way that adversely changes the rights, privileges or preferences expressly afforded the Series E Preferred Stock, or effect a merger, business combination or other corporate transaction or series of related transactions pursuant to which the rights, privileges or preferences of the Series E Preferred Stock will be adversely changed or pursuant to which the Series E Preferred Stock will be exchanged for new securities with different rights, privileges or preferences such that the Series E Preferred Stock is adversely affected.

e.             Redemption.

i.              Redemption.  Shares of Series E Preferred Stock and Series D Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price per share equal to the Original Issue Price for the Series E Preferred Stock or Series D Preferred Stock, as applicable, plus, with respect to each share of Series E Preferred Stock or Series D Preferred Stock outstanding as of the Filing Date, as applicable, the Accrued Dividend Amount for the Series E Preferred Stock or Series D Preferred Stock, as applicable, plus any declared but unpaid dividends (the “Redemption Price”) commencing ninety (90) days after receipt by the Corporation at any time on or after January 1, 2017, from the holders of at least 66 2/3% of the outstanding shares of the Series E Preferred Stock and the Series D Preferred Stock, voting together as a separate class as if all such outstanding shares had been converted to Common Stock, of written notice requesting redemption of all shares of Series E Preferred Stock and Series D Preferred Stock (such date being referred to as a “Redemption Date”).  On the Redemption Date, the Corporation shall redeem all of the Series E Preferred Stock and Series D Preferred Stock as provided in subsection (e)(iii) below.  If the Corporation does not have sufficient funds legally available to redeem on the Redemption Date all shares of Series E Preferred Stock and Series D Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series E Preferred Stock and Series D Preferred Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

ii.             Redemption Notice.  Written notice of the mandatory redemption (the “Redemption Notice”) shall be sent to each holder of record of Series E Preferred Stock and Series D Preferred Stock not less than thirty (30) days prior to the Redemption Date.  The Redemption Notice shall state:

(a)           the number of shares of Series E Preferred Stock and/or Series D Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)           the Redemption Date and the Redemption Price;

(c)           the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Article IV3.c); and

(d)           that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series E Preferred Stock and/or Series D Preferred Stock to be redeemed.

iii.            Surrender of Certificates; Payment.  On or before the Redemption Date, each holder of shares of Series E Preferred Stock and/or Series D Preferred Stock to be redeemed unless such holder has exercised his, her or its right to convert such shares as provided in Article IV3.c, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series E Preferred Stock or Series D Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series E Preferred Stock or Series D Preferred Stock shall promptly be issued to such holder.

iv.            Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series E Preferred Stock and Series D Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor without any further action on the part of the holder other than the surrender of the shares of Series E Preferred Stock and Series D Preferred Stock, respectively, then notwithstanding that the certificates evidencing any of the shares of Series E Preferred Stock or Series D Preferred Stock so called for redemption shall not have been surrendered all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

f.              No Reissuance of Preferred Stock.  No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, this Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized stock.

g.             Definitions.  For the purposes of this Article IV, Section 3, the following definitions shall apply:

“Accrued Dividend Amount” means, (i) with respect to each share of the Series A Preferred Stock, $53.73477 (as such amount is appropriately adjusted for stock splits, stock dividends, reclassifications or recapitalizations occurring after the Filing Date), (ii) with respect to each share to the Series B Preferred Stock, $46.56388 (as such amount is appropriately adjusted for stock splits, stock dividends, reclassifications or recapitalizations occurring after the Filing Date), (iii) with respect to each share of the Series C Preferred Stock, $3.34021 (as such amount is appropriately adjusted for stock splits, stock dividends, reclassifications or recapitalizations occurring after the Filing Date), (iv) with respect to each share of the Series D Preferred Stock, $3.42100 (as such amount is appropriately adjusted for stock splits, stock dividends, reclassifications or recapitalizations occurring after the Filing Date) and (v) with respect to each share of the Series E Preferred Stock, $1.44644 (as such amount is appropriately adjusted for stock splits, stock dividends, reclassifications or recapitalizations occurring after the Filing Date).

“Approving Holders” means the approval in writing by the holders of at least 70% of the outstanding shares of the Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock, voting together as a separate class, as if all shares of such series of Preferred Stock had been converted into Common Stock.

“Common Stock” means, collectively, the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Conversion Price,” means, as of the Filing Date, subject to adjustment after such date in accordance with Article IV3.c.iv, (i) for each share of the Series A Preferred Stock and the Series B Preferred Stock, $5.7403, (ii) for each share of Series C Preferred Stock, $6.4656, (iii) for each share of Series D Preferred Stock, $6.7373, (iv) for each share of Series E Preferred Stock, $5.2569 and (v) for each share of Series F Preferred Stock, $7.0387.

“Conversion Stock” means shares of the Corporation’s Common Stock, par value $.001 per share; provided that if there is a change such that the securities issuable upon conversion of the Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Preferred Stock, as the case may be, if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Dividend Date” means February 17, 2012.

“Filing Date” means the date of the filing of this Fifth Amended and Restated Certificate of Incorporation with the Delaware Secretary of State.

“Junior Securities” means, (i) with respect to the Series F Preferred Stock, any capital stock or other equity securities of the Corporation, (ii) with respect to the Series E Preferred Stock, any capital stock or other equity securities of the Corporation, except for the Series F Preferred Stock, (iii) with respect to the Series D Preferred Stock, any capital stock or other equity securities of the Corporation, except for the Series F Preferred Stock and the Series E Preferred Stock, (iv) with respect to the Series C Preferred Stock, any capital stock or other equity securities of the Corporation, except for the Series F Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock, (v) with respect to the Series B Preferred Stock, any capital stock or other equity securities of the Corporation, except for the Series F Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock and the Series C Preferred Stock and, with respect to dividends only, the Series A Preferred Stock, and (vi) with respect to the Series A Preferred Stock, any capital stock or other equity securities of the Corporation, except for the Series F Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock and the Series B Preferred Stock.

“Liquidation Value” of: (i) any share of Series A Preferred Stock means the Original Issue Price plus (x) all declared but unpaid dividends thereon and (y) with respect to each share of Series A Preferred Stock outstanding as of the Dividend Date, the Accrued Dividend Amount, (ii) any share of Series B Preferred Stock means the Original Issue Price plus (x) all declared but unpaid dividends thereon and (y) with respect to each share of Series B Preferred Stock outstanding as of the Dividend Date, the Accrued Dividend Amount, (iii) any share of Series C Preferred Stock means the Original Issue Price, plus (x) all declared but unpaid dividends thereon and (y) with respect to each share of Series C Preferred Stock outstanding as of the Dividend Date, the Accrued Dividend Amount, (iv) any share of Series D Preferred Stock means the Original Issue Price plus (x) all declared but unpaid dividends thereon and (y) with respect to each share of Series D Preferred Stock outstanding as of the Dividend Date, the

Accrued Dividend Amount, (v) any share of Series E Preferred Stock means the Original Issue Price plus (x) all declared but unpaid dividends thereon and (y) with respect to each share of Series E Preferred Stock outstanding as of the Dividend Date, the Accrued Dividend Amount, and (vi) any share of Series F Preferred Stock means the Original Issue Price plus all declared but unpaid dividends thereon.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or the over the counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Preferred Stock.  If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall bear the fees and expenses of such appraiser.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Issue Price” shall mean, (i) with respect to the shares of Series F Preferred Stock,  $7.0387 per share, (ii) with respect to the shares of Series E Preferred Stock,  $5.2569 per share, (iii) with respect to the shares of Series D Preferred Stock,  $7.7325 per share, (iv) with respect to the shares of Series C Preferred Stock, $7.2777, (v) with respect to the shares of Series B Preferred Stock, $60.6474 and (vi) with respect to the shares of Series A Preferred Stock, $69.9870, in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable series of Preferred Stock.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Corporation of its Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“Qualified Public Offering” means a firmly underwritten Public Offering of Common Stock of the Corporation resulting in aggregate gross proceeds to the Corporation of not less than $25 million and at a price per share not less than $15.77 (as such amount is appropriately adjusted for stock splits, stock dividends, reclassifications or recapitalizations occurring after the Filing Date).

“Series F Purchase Agreement” means that certain Series F Preferred Stock Purchase Agreement dated on or about the Series F Purchase Date.

“Series F Purchase Date” means the date shares of Series F Preferred Stock were first issued.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

ARTICLE V
Directors

The number of directors shall be determined as provided in the Bylaws of the Corporation.

ARTICLE VI
Term

The Corporation is to have perpetual existence.

ARTICLE VII
Preemptive Rights; No Cumulative Voting

1.             Preemptive Rights.  Except as otherwise expressly provided in a contract or bylaws approved by the board of directors of the Corporation, no holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series. Except as so provided and subject to the other provisions contained herein, any such unissued stock, bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the board of directors of the Corporation to such persons, firms, corporations or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.

2.             No Cumulative Voting.  No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is subject to Section 2115 of the California General Corporation Law (“CGCL”). During such time or times that the Corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires.  No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes.  If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination.  Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

ARTICLE VIII
Indemnification

The directors of the Corporation shall be indemnified by the Corporation to the fullest extent authorized or permitted by law (as now or hereafter in effect). The officers of the Corporation, and such other persons as authorized by a majority of the entire board of directors of the Corporation consistent with the provisions of the General Corporation Law of the State of Delaware, may be indemnified by the Corporation to the fullest extent authorized or permitted by law (as now or hereafter in effect). The board of directors of the Corporation may adopt bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Delaware, as amended from time to time, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity, against any expense, liability or loss asserted against or incurred by any such person in any such capacity or arising out of any such status, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss.

ARTICLE IX
Elimination of Directors’ Liability

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the Filing Date to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any such right or protection of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by its President and Chief Executive Officer as of this     th day of                 , 2012.

Singulex, Inc.

By:
Philippe Goix
President and Chief Executive Officer